UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 14, 2016 (January 11, 2016)

INNOPHOS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33124	20-1380758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

259 Prospect Plains Road
Cranbury, New Jersey 08512
(Address of principal executive offices) (Zip Code)
(609) 495-2495
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 11, 2016, Innophos Holdings, Inc. (the “Company”) entered into an agreement (the “Agreement”) with FrontFour Capital Group, LLC and various affiliates (collectively, “FrontFour”) pursuant to which FrontFour will support the Company’s Board of Directors’ slate of nominees at the 2016 Annual Meeting and abide by customary standstill provisions until the date that is thirty (30) days prior to the deadline for submission of shareholder nominations of director candidates for election at the Company’s 2017 Annual Meeting. The Agreement also contemplates the changes to the Company’s Board of Directors, with the new members being included in the Company’s slate of director nominees for election at the Company’s 2016 Annual Meeting, as discussed in Item 5.02 below.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 11, 2016 the Company increased the size of the Board of Directors to nine members and elected Peter T. Thomas, Chairman, President and Chief Executive Officer of Ferro Corporation (“Ferro”), and Robert J. Zatta, Former Acting Chief Executive Officer and long-time Chief Financial Officer of Rockwood Holdings, Inc. (“Rockwood”) to fill the vacancies created by such increase. Messrs. Thomas and Zatta will be included in the Company’s slate of director nominees for election at the Company’s 2016 Annual Meeting.

The Board of Directors did not appoint Messrs. Thomas or Zatta to serve on any committees at the time of the election. Information regarding any committee appointments will be provided in an amendment to this Current Report on Form 8-K.

Mr. Thomas has served as the President and Chief Executive Officer and a director of Ferro, a publicly-traded producer of specialty materials, since April 2013.  Previously, he served as interim President and Chief Executive Officer of Ferro beginning in November 2012.  Mr. Thomas was elected Chairman of the Board of Directors of Ferro in April 2014.  Prior to his appointment as interim President and Chief Executive Officer of Ferro, Mr. Thomas served as the Operating Vice President of Ferro’s Polymer and Ceramic Engineered Materials Group, which included its Polymer Additives, Specialty Plastics, Tile Coatings, Porcelain Enamel, and Pharmaceuticals businesses. Mr. Thomas joined Ferro in 1999 as Director of Sales for Polymer Additives.  Prior to joining Ferro, from 1991 to 1999, Mr. Thomas held various positions at Witco Corporation, a specialty chemical company, including Vice President of the Oleochemical-Derivatives business unit, Vice President of Sales and Global Market Director.  Mr. Thomas earned his BS in Chemistry from Duquesne University and his MBA from Loyola University.

Mr. Zatta was the Acting Chief Executive Officer and Chief Financial Officer of Rockwood, a leading global developer, manufacturer and marketer of specialty chemicals, from July 2014 and April 2001, respectively, until January 2015. Mr. Zatta was instrumental in leading the transformation of Rockwood, which resulted in Rockwood’s acquisition by Albermarle Corporation on January 12, 2015. Prior to joining Rockwood, Mr. Zatta spent twelve years with the Campbell Soup Company, where he held several significant financial management positions, including his final position as Vice President responsible for Corporate Development and Strategic Planning. Prior to joining Campbell Soup Company in 1990, he worked for General Foods Corporation and Thomas J. Lipton, Inc. Mr. Zatta is also a member of the Board of Trustees of Merrimack College.

Messrs. Thomas and Zatta will receive the same compensation as the Company’s other non-employee directors, as described under “Compensation of Directors” in the Company’s Proxy Statement for its 2015 annual meeting of stockholders, which was filed with the Securities and Exchange Commission on April 21, 2015.

Other than the Agreement discussed above, there are no arrangements between either Messrs. Thomas or Zatta and any other person pursuant to which Messrs. Thomas and Zatta were elected to serve as directors, nor are there any transactions in which the Company is a participant in which either Messrs. Thomas or Zatta has a material interest requiring disclosure pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

Item 7.01. Regulation FD

On January 11, 2016, the Company issued a press release (the "Press Release"), which is furnished herewith as Exhibit 99.1. The information in the attached Press Release is furnished pursuant to Item 7.01 and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section, and is not incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Cooperation Agreement, dated as of January 11, 2016, by and among FrontFour Capital Group, LLC, certain of their affiliates and Innophos Holdings, Inc.
99.1	Press Release, dated January 11, 2016 (furnished under Item 7.01)

SIGNATURES
According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INNOPHOS HOLDINGS, INC.

January 14, 2016	By:	/s/ William Farran

	Name:	William Farran
	Title:	Senior Vice President, Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Cooperation Agreement, dated as of January 11, 2016, by and among FrontFour Capital Group, LLC, certain of their affiliates and Innophos Holdings, Inc.
99.1	Press Release, dated January 11, 2016 (furnished under Item 7.01)